Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

TULSA, Okla.—(BUSINESS WIRE) - August 19, 2015 — Midstates Petroleum Company, Inc. (NYSE:MPO) (the “Company”) announced today that it received notice from the New York Stock Exchange (“NYSE”) on August 13, 2015, that the Company’s market capitalization and last reported stockholders equity had fallen below the NYSE’s continued listing standards.  The NYSE requires that a listed company’s total market capitalization not be less than $50 million for a period of over 30 consecutive trading days and that its last reported stockholder equity not be less than $50 million.

In accordance with NYSE procedures, the Company has 45 days from its receipt of the notice to submit a business plan to the NYSE demonstrating how it intends to regain compliance with the NYSE’s continued listing standards within 18 months.  The Company intends to develop and submit a business plan to bring it into compliance with the listing standards within the required timeframe.  The Listings and Compliance Committee of the NYSE (the “Committee”) will then review the business plan for final disposition.

In the event the Committee accepts the plan, the Company will be subject to quarterly monitoring for compliance with the business plan and the Company’s compliance with other NYSE continued listing requirements.  In the event the Committee does not accept the business plan, the Company will be subject to delisting procedures and suspension by the NYSE.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com